EXHIBIT 10.4

Agreement- August 10, 2013

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "Agreement"), is made and entered into as of August 10, 2013 (the "Effective Date"), by and between Immune Pharmaceuticals Ltd., a company registered under the laws of the State of Israel (together with any of its affiliates and subsidiaries, the "Company") and Jean Elie Kadouche ("Consultant"). Company and Consultant may be referred to herein individually as a "Party" and collectively as the "Parties".

1.	Appointment; the Services

1.1

Company hereby retains Consultant to serve as VP Biologics R&D and a Member of the Scientific Advisory Board and to perform such other duties, tasks and activities as are customarily performed by a VP Biologics R&D and a Member of the Scientific Advisory Board of a company operating in Company's field and as shall be agreed upon from time to time between Consultant and Company (the "Services").

1.2

The scope of the Services shall be determined by Company. Consultant shall devote the time required for the performance of the Services as determined and pre-approved by Company. Notwithstanding the foregoing, Consultant acknowledges and agrees that the performance of the Services hereunder may require significant domestic and international travel, including, but not limited to, attendance at Company related meetings and participation in international scientific conferences. For the avoidance of any doubt, any and all travel requests and expenses shall be made in accordance with and subject to Company's travel policy, as may be amended from time to time, and subject to Company's prior written approval.

1.3

The Parties agree that Consultant shall be an independent contractor of Company and in no event shall an employer-employee or principal-agent relationship be established between the Parties. Consultant shall not be entitled to execute documents on behalf of Company in deviation from Company's signatory rights as approved by Company's Board of Directors from time to time.

2.	Consultant's Representations, Warranties and Covenants

Consultant hereby represents, warrants and covenants to Company, and acknowledges that Company is entering into this Agreement in reliance thereon, as follows:

2.1.

Consultant has the necessary skills, knowledge and experience to fulfill his obligations hereunder, shall do so diligently, professionally and conscientiously and shall use his best efforts in the performance thereof.

2.2.

The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Consultant and will not violate, conflict with or constitute a default under or breach of any agreement andlor undertaking andlor instrument, judgment, order, writ or decree to which Consultant is a party or by which he is bound, or any provision of law, rule or regulation applicable to Consultant, and do not require the consent of any person or entity. In the performance of Consultant's obligations hereunder, he will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which Consultant is restricted from disclosing or using due to contractual undertakings or by law.

2.3.	In the performance of the Services, Consultant will comply with all applicable laws and regulations, including, without limitation, Company policies and procedures.

2.4.

Except as otherwise expressly provided herein, Consultant will not accept, whether during the term of this Agreement or at any time thereafter, directly or indirectly, any payment, benefit andlor other consideration, from any third party in connection with Consultant's engagement with Company, without Company's prior written authorization.

2.5.

Company hereby acknowledges that Consultant may be currently, or in the future, actively engaged in activities, render services to, or serve as a member of the board of directors of, other entities in variety of fields that are similar to the business of Company. There shall be no inference or breach of this Agreement because of Consultant's current or future activities and nothing herein contained shall be construed to limit or restrict Consultant in conducting such activities, rendering such services to or serving as a board member of other cntittcs, provided that such activmes do not compete with Company's business. Consultant shall immediately notify the Board of any actual conflicts of interests that may arise in connection with the performance of his Services and duties under this Agreement.

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3.	Fees and Payment

3.1.	In full consideration for the Services rendered in accordance with this Agreement:

3.1.1.     Consulting Fee. Commencing as of the Effective Date, Consultant shall be entitled to a daily consulting fee equal to USD 1,000 and up to USD 10,000 for up to 3 weeks per any calendar month (plus VAT) (the "Consulting Fee"). The Consulting Fee shall be payable to Consultant within 30 days following the end of each month for the Services rendered by Consultant during the previous month. Consulting Fee shall be payable to Consultant against a valid invoice furnished by Consultant to Company. Each invoice shall be accompanied by a time record itemizing the time actually spent by Consultant in performing the Services during the relevant month. The amount of the Consulting Fee shall be reviewed periodically by Company's Board of Directors, at its sole discretion.

3.1.2.     Shares. Subject to the approval of the Board of Directors of Company, Company shall issue to Consultant 22,917 Ordinary Shares of Company, par value NIS 0.10 each, reflecting a price per share of US$2.40, in consideration for any and all past services provided by Consultant to Company. For the avoidance of any doubt, Consultant shall not be entitled to and hereby irrevocably waives and forever relinquishes any entitlement to any compensation (cash or equity) for any services provided by Consultant to Company (including any of its affiliates) at any time and under any agreement andlor arrangement.

3.1.3.     Expenses. Commencing as of the Effective Date and subject to Company's prior written approval, Company shall reimburse Consultant for reasonable and customary out of pocket expenses incurred by Consultant in connection with the performance of his duties under this Agreement, all in accordance with Company's policies, as may be amended from time to time. As a condition to reimbursement, Consultant shall provide Company with copies of all invoices, receipts and other evidence of expenditures as required by Company's policies, as may be amended from time to time. Notwithstanding the above, following Company's prior written approval as set forth above and at Company's sole discretion, Company may reimburse Consultant for some of the special expenses incurred by him, prior to the receipt of invoices as set forth above.

3.1.4.     Bonus. Consultant shall be entitled to receive a bonus at the end of each calendar year, as may be determined by Company's Board of Directors, at its sole discretion (the "Bonus"). The Bonus shall be in cash or equity and based on the successful achievement of personal objectives by Consultant and on Consultant's overall performance of his duties and obligations, as determined by the Board of Directors.

3.2.	Consultant shall be solely responsible for the payment of all taxes with respect to the Services hereunder for which Consultant may be liable, if any, when due.

3.3.

Company shall be entitled to withhold, deduct or set-off any amounts due to it from Consultant or as may be required by, and subject to, applicable law, from payments due to Consultant hereunder or in connection with this Agreement

3.4.	Consultant shall not be entitled to receive any other right, compensation, reimbursement or payment from Company, other than as expressly stated in this Section 3.

4.	Confidentiality

4.1.

Consultant represents and warrants that he will keep the terms and conditions of this Agreement strictly confidential and will not disclose or provide a copy of this Agreement or any part thereof to any third person, unless and to the extent required by applicable law, and except to his attorneys and accountants.

4.2.	Any and all information and data of a proprietary or confidential nature, whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary,

Agreement- August 10, 2013

business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions, whether patentable or not, and all record bearing media containing or disclosing such information and techniques, disclosed to, or otherwise acquired by Consultant in connection with this Agreement andlor the provision of the Services and any and all Proprietary Rights (collectively, "Confidential Information") is and shall remain the sole and exclusive property of Company.

4.3.

At all times, both during the term of this Agreement and thereafter, Consultant (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, or provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of Company or unless and to the extent required by applicable law; and (ii) Consultant will not use any Confidential Information or anything relating to it without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing the Services hereunder and in the best interest of Company. Notwithstanding the foregoing, Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of Consultant; (ii) is authorized, in writing, by Company for release; (iii) was lawfully in Consultant's possession before receipt from Company; or (iv) is lawfully received by Consultant from a third party without a duty of confidentiality. Consultant shall protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, typically afforded to such confidential information. No license under any trademark, patent, copyright or other intellectual property right is either granted or implied by the disclosing of Confidential Information by Company to Consultant.

4.4.

At all times, both during the term of this Agreement and thereafter, Consultant will keep in confidence and trust all Confidential Information. In the event of termination of this Agreement for any reason, or upon Company's earlier request, Consultant will promptly deliver to Company all materials referred to herein and Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

5.	Proprietary Rights; Ownership of Work Product

5.1      The Parties hereby agree that any inventions, improvements, patents, know-how, information and any other intellectual property rights ("Intellectual Property Rights") belonging to either Consultant or Company prior to the execution of the Agreement will remain the sole property of Consultant or Company, respectively. If, in the course of Consultant's engagement with Company, Consultant incorporates a preexisting work into a Company product, process or machine, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use, execute, reproduce, display, perform, distribute internally or externally, sell copies of, and prepare derivative works based upon such preexisting works, and authorize or sublicense others from time to time to do any or all of the foregoing. Notwithstanding the foregoing, Consultant hereby agrees that: (i) it will not incorporate, or permit to be incorporated, preexisting work in any Company Invention without Company's prior written consent, (ii) the undersigned's failure to obtain such prior consent shall not affect the grant of the license relating to the preexisting work.

Agreement- August 10, 2013

5.2      Consultant agrees and declares that any and all inventions, ideas, concepts, works of authorship, discoveries, designs, technology, products, improvements, derivations, materials, data, compositions of matter, formulations, processes and techniques, methods of use, delivery or diagnostics, knowhow, results, proceeds and reports (the "Inventions"), that relate to the technology or products (either whether current or planned) or business of Company (as conducted and as proposed to be conducted), conceived, conducted, designed, developed, reduced to practice, compiled, created, written, authored, made andlor produced by Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from the provision of services to Company under this Agreement or otherwise and/or Confidential Information or using equipment, supplies, facilities or trade secrets of Company (the "Company Inventions") and any and all right, title and interest in and to Company Inventions, including without limitation, all intellectual, industrial andlor proprietary rights (together with Company Inventions, the "Proprietary Rights"), shall be the sale and exclusive property of Company, its successors and assigns (for the purpose of this Section, collectively, the "Company"). The Proprietary Rights shall be promptly reported to Company but otherwise maintained in confidence by Consultant. All works authored by Consultant pursuant to this Agreement, including, without limitation, the Proprietary Rights, shall be deemed "work made for hire". Consultant hereby irrevocably transfers and assigns to Company, and if and when not otherwise assignable herein, agrees and undertakes to transfer and assign to Company in the future, all Proprietary Rights, forever waives any claim, right or demand with respect thereto (including without limitation for any compensation, royalty andlor reward) and forever waives and agrees never to assert any and all rights of paternity or integrity or any right to claim authorship of any Company Invention and/or any similar right.

5.3      Consultant agrees to cooperate fully with Company and its nominees to perfect the rights referred to herein, including to obtain patents or register copyrights or trademarks in any and all countries for these Company Inventions, to provide information, to take all further action and to execute all papers as Company may desire, all at Company's expense. In the event that Company does not secure Consultant's signature for any reason, Consultant hereby further appoints any officer of Company as its duly authorized agent to execute, file, prosecute and protect the Proprietary Rights before any government agency, court or authority.

6.	Non-Competition; Non-Solicitation

Consultant agrees and undertakes that he will not, during the term of his engagement with Company and for a period of 12 months for sub-section (ii) below and 24 months for sub-sections (i) and (iii) below, after the later lapses, directly or indirectly (whether as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee, advisor or otherwise): (i) solicit, endeavor to entice away from Company or otherwise interfere with the relationship between Company and any person or entity who is, or was, a customer, prospective customer, supplier, contractor, subcontractor or an executive or consultant of Company; (ii) be employed in, own an interest in, manage, operate, join, control, or participate in or be connected with, whether as an officer, executive, partner, shareholder, consultant or otherwise, in any employment, business or activity that is in any way competitive, or would otherwise conflict with the business or proposed business of Company, and will not assist any other person or organization in competing with Company; and (iii) employ, offer to employ or otherwise engage or solicit for employment any person who is or was, during the term of his engagement with Company, employee, consultant or contractor of Company.

Consultant acknowledges and agrees that the terms of this Section are reasonable in scope since Consultant is also a founder and shareholder of Company.

7.	Term and Termination

7.1.	The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect unless terminated by either Party by 1 month prior written notice to the other Party.

7.2.

Notwithstanding anything to the contrary herein, Company may terminate Consultant's engagement for Cause (as defined below) without advance notice and without derogating from any other remedy to which Company may be entitled.

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For the purposes of this Agreement, the term "Cause" shall mean any of (i) a material breach by Consultant of his obligations under this agreement with Company, which has not been cured (if may be cured) within 14 days of receipt of written notice of such breach; or (ii) Consultant's willful misconduct, or action of personal dishonesty, bad faith or breach of trust towards Company or any of its subsidiaries andlor affiliates; or (iii) the commission by Consultant of a criminal offense, or fraud or embezzlement against Company andlor any of its subsidiaries andlor affiliates

7.3.

Upon termination of this Agreement, Consultant shall return to Company any and all documents and materials pertaining to his work with Company and any and all property of Company that he may have in his possession.

7.4.

Termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accrued prior to the termination or expiration date, as the case may be. The provisions of Sections 1.4, 2.4, 3.3, 3.4, 4, 5, 6 above, Section 9.6 below shall survive the termination or expiration of this Agreement.

8.	Notices

	If to Company:	Herzliya-Pituach, 46733 Israel
Fax: +972-9-8866612
Attn: Company's CEO

Jean Elie Kadouche 62
Boulevard ARAGO
75013 Paris
	It to Consultant:	France

Immune

Pharmaceuticals

Ltd. 15, Aba

Even Blvd.

Industrial Zone

All notices shall be given by registered mail (postage prepaid), by facsimile or email, or otherwise delivered by hand or by messenger to the Parties' respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 8 shall be deemed received: (i) if sent by facsimile or email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, (ii) if sent by registered mail, upon 3 days of mailing, and (iii) if sent by messenger, upon delivery.

9.	Miscellaneous

9.1.	Further Assurances. The Parties hereby undertake to execute all necessary documentation and take all further action as may be required in order to fulfill the purposes of this Agreement.

9.2.

Headings; Interpretation. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting this Agreement or for any other purpose.

9.3.

Entire Agreement. This Agreement, including all schedules and exhibits attached thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to the subject matter hereof, including, but not limited to, the Consulting Services Agreement entered into between Company, Immune Pharmaceuticals Corporation and Consultant as of December 20,2011.

9.4.	Amendment; Waiver. No provision of this Agreement may be amended or modified unless agreed to in writing and signed by the Parties.

The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such

Agreement- August 10, 2013

other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.5.

Successors and Assigns; Assignment. Subject to the provisions hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of the Parties. Neither this Agreement nor any of Consultant's rights, privileges, or obligations hereunder may be assigned or transferred without Company's prior written consent.

9.6.

Governing Law. This Agreement and any claim related directly or indirectly hereto shall be governed by and construed in accordance with the laws of the State of Israel (without regard to the conflicts of law provisions thereof). The appropriate courts of Tel-Aviv, Israel, shall have exclusive jurisdiction over any dispute related hereto.

9.7.

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.S.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original.

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Agreement- August 10, 2013

[Signature Page to Consulting and Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

Immune Pharmaceuticals Ltd.	Dr. Jean Elie Kadouche

Name: Dr. Daniel Teper	November 9th 2013